UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 19, 2005

BRONCO DRILLING COMPANY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51471	20-2902156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14313 North May Avenue, Suite 100 Oklahoma City, OK		73134
(Address of principal executive offices)		(Zip code)

(405) 242-4444

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 2.04	TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT.

On August 19, 2005, Bronco Drilling Company, Inc., a Delaware corporation (the “Company”), closed its initial public offering (the “IPO”) of a total of 5,865,000 shares of common stock at a price of $17.00 per share. The offering included a total of 765,000 shares purchased pursuant to the underwriters’ overallotment option, which was exercised in full on August 18, 2005. In the offering a total of 5,715,000 shares were sold by the Company and 150,000 shares were sold by the Company’s controlling stockholder. The Company received net proceeds of approximately $90.4 million, after underwriting discounts and commissions and before offering expenses. On August 22, 2005, the Company used $13.2 million of the net proceeds from the IPO to repay in full the Company’s loan from Theta Investors, LLC, f/ka Alpha Investors LLC (the “Loan”), an entity controlled by Wexford Capital LLC, the sole manager of the Company’s controlling stockholder. The terms of the Loan required that the outstanding principal balance of the Loan plus any accrued but unpaid interest be paid in full upon the completion of the IPO.

Borrowings under the Loan bore interest at a rate equal to LIBOR plus 5% (effective rate of 8.11% when the Loan was made on June 30, 2005). Borrowings under the Loan were incurred on June 30, 2005, in connection with the Company’s purchase of all the membership interests of Strata Drilling, L.L.C. and Strata Property, L.L.C. and a related rig yard.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRONCO DRILLING COMPANY, INC.

Date: August 25, 2005	By:	/s/ ZACHARY M. GRAVES
Zachary M. Graves Chief Financial Officer